EXHIBIT 21.1

List of Subsidiaries

Name	Type of Operation	State of Inc.	% Ownership	Date of Organization	Domestic or Foreign
Openfilm, LLC	Online Media	FL	100%	November 2007	USA

Openfilm, Inc	Payroll Processing - Openfilm, LLC	DE	100%	January 2009	USA

Openfilm Studios, LLC	Contests and Film Production	FL	100%	September 2010	USA

Netlab Systems, LLC	Intellectual Property Holdings	FL	100%	October 2010	USA

Zivos, LLC	Research and Development	n/a	100%	April 2008	Ukraine

Korlea-TOT	Joint Venture	n/a	51%	July 2008	Czech Repubic

Green1 Energy, LLC	Alternative Energy/Solar Business	FL	100%	February 2008	USA